Exhibit 10.1

Letter of Intent

June 6, 2007

PERSONAL AND CONFIDENTIAL

Arena Resources, Inc.
4920 S. Lewis
Suite 107
Tulsa, Oklahoma 74105

Attn: Phil Terry – President, Chief Operating Officer

Re: Odessa Fuels Pipeline & Yates Production — Letter of Intent

Dear Phil:

This Letter of Intent reflects our mutual understanding of certain discussions we have had confirming the Odessa Fuels Pipeline and the Yates Production projects are intended to become the governing outline to assist in the preparation of definitive final documents. The parties agree that definitive documents shall be prepared and executed within 45 days from the date of this letter.

Description:

Aspen Pipeline L.P. (“Aspen”) proposes to build, own and operate a high pressure pipeline system (“Odessa Fuels”) necessary to transport the Arena Resources, Inc. (“Arena”) Yates formation well head natural gas from the areas identified by Arena in the West Texas county of Andrews, to the Odessa-Ector Power Partners (“OEPP”) 1000 MW gas fired electric generating facility in Odessa, Texas and other market points that can be developed (“Delivery Points”).

This pipeline transmission infrastructure would provide a downstream connection and market for the naturally produced high nitrogen natural gas from the designated production points located within the pipeline corridor targeting the Yates formation, low btu natural gas (“Production”), to the OEPP facility through this dedicated pipeline system. The Odessa Fuels gas pipeline is designed to gather and provide for the delivery of a natural gas stream that satisfies traditional pipeline specifications with the exception of the “nitrogen concentration”.

-2-	June 12, 2007

The Production volume would be purchased from Arena into the Odessa Fuels Pipeline at central gathering Receipt Point location downstream of the production and gathering infrastructure. This gathering infrastructure will include compression, dehydration, separation, and measurement can be provided directly by Arena or through an additional arrangement with Aspen. Aspen has proposed terms for compression and dehydration herein.

The leases and production fields operated or controlled by Arena are expected to yield a natural gas production with heating values as low as 850 Btu/cf and concentrations of nitrogen as high as 30 percent by volume. The Yates Gas formation is generally known to be encountered at an approximate depth of 3000 feet.

The following terms and conditions are proposed to Arena based on the leases, production and property that Arena holds in Andrews County, and the discussions regarding the conversion of existing well-bore applications, well substitution from San Andreas locations and a future drilling program as set forth below.

Commercial Terms

Odessa Fuels — Maximum Daily Quantity (MDQ): Up to 65,000 mcf/d for each of the two proposed delivery points for a total of 130,000 mcf/d as dictated by the available market Delivery Points.

Contract Daily Quantity (CDQ): As determined by drilling and re-completion results (see schedule below).

Maximum Nitrogen Concentration: Blended stream of not more than 30 percent

Minimum Heating Value: Blended stream of not less than 850 btu / scf

Maximum Delivery Pressure: 1,000 PSIG

Operating Delivery Pressure: estimated 700 — 750 PSIG

Receipt Point: Into the Odessa Fuels mainline at the Arena Resources, Fuhrman Mascho field

Price: 70% of the Platts Gas Daily, Daily Price Survey, Permian Basin Area, El Paso Permian Basin, Midpoint Posted Price ($Mmbtu) less Gathering Compression and dehydration costs of $.35 per mcf based on 30,000 mcf/d and as adjusted for volume.

Type of Service: In accordance with dispatch of the market Delivery Points

Dedication of Acreage: The Arena Resources — Fuhrman-Mascho Field lease holdings (Andrews, County Texas) represented as 14,000 acres to be dedicated to the project for life of reserves associated with the Yates formation.

-3-	June 12, 2007

Drilling Commitment and Schedule of Well Re-Completion Activity:

Year 1:	Minimum of 60 and up to 90 re-completed or drilled well bores

Year 2:	Minimum of 60 and up to 90 additional re-completed or drilled well bores inclusive of San Andreas well substitutions

Year 3:	Minimum of 60 and up to 85 additional re-completed or drilled well bores inclusive of San Andreas well substitutions

Year 4:	Minimum of 60 and up to 85 additional re-completed or drilled well bores inclusive of San Andreas well substitutions

* Assumption of 14,000 acres @ 40 acre spacing per site for up to 350 well sites

It is understood that Arena will strive on a best efforts basis and on a yearly basis for the 4 year term, to attain a volumetric goal in the range of 25,000-30,000 mmbtu /day (or more) utilizing the initial 60 well guaranteed completion and if the volume does not reach 25,000-30,000 mmbtu/day then Arena shall develop up to an additional thirty (30) well bores on an annualized basis to try and achieve said volumetric goal.

Yates Gas Pipeline Commercial Operations: Targeting 2nd Quarter 2008

This Letter of Intent is intended to represent a binding proposal between the parties subject to execution of mutually agreed documents and other conditions precedent. All information contained herein is confidential and is provided to facilitate additional discussions that would result in subsequent definitive agreements between Arena Resources, Inc. and Aspen Pipeline L.P.

Hereto agreed this 6th day of June, 2007

Aspen Pipeline L.P.	Arena Resources, Inc.

Russ Bourquein	Phillip Terry
Sr. Vice President — Origination	President, Chief Operating Officer

800 BERING • HOUSTON / TX • 77057
PHONE: 713-554-4477 • FAX: 866-651-5534